Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-150710) pertaining to the Colfax Corporation 2008 Omnibus Incentive Plan,

2)	Registration Statement (Form S-8 No. 333-173883) pertaining to the Colfax Corporation 401(k) Savings Plan Plus,
3)	Registration Statement (Form S-8 No. 333-183115) pertaining to the Colfax Corporation 2008 Omnibus Incentive Plan, as amended and restated, and
4)	Registration Statement (Form S-3 No. 333-179650) of Colfax Corporation;

of our report dated May 28, 2012, with respect to the consolidated financial statements of Soldex S.A. (formerly Soldaduras Peruanas S.A.), included in this Current Report on Form 8-K of Colfax Corporation dated January 15, 2013.

/s/ Carlos Ruiz
Carlos Ruiz
Partner
Medina, Zaldívar, Paredes & Asociados Sociedad Civil de Responsabilidad Limitada Member Firm of Ernst & Young Global
Lima, Peru January 15, 2013